OPTICAL COATING LABORATORY, INC.



                        CHANGE IN CONTROL AGREEMENT

     AGREEMENT made this 20th day of November 1997, between OPTICAL COATING LABORATORY, INC., having its principal place of business at 2789 Northpoint Parkway, Santa Rosa, California 95407 ("Employer"), and ("Employee").

     1. Employment. In addition to the policies and procedures published from time to time by Employer in its Employee Handbook, Employer hereby agrees to employ Employee, and Employee hereby agrees to be employed by Employer, subject to the terms and provisions herein. As used herein, the phrase "employment term" refers to the entire period of employment of Employee by Employer hereunder.

     2. Duties of Employee. Employee shall serve in such capacities and shall do and perform all such services, acts or things necessary and appropriate in the course of his or her employment as reasonably required from time to time by Employer. Employee shall devote his or her knowledge, skill, working time and energy to the performance of his or her duties in an efficient, trustworthy and businesslike manner. Employee shall not directly or indirectly render any services of a business, commercial or professional nature during the employment term to any other person or organization, whether for compensation or otherwise, that would conflict with the rendition of services under this agreement without the prior written consent of Employer.

     3. Compensation of Employee. As compensation for his or her services hereunder, Employee shall receive a base salary of $____________ DOLLARS) per year payable in equal installments no less than weekly during the employment term. Employee's salary may be increased in an amount determined in the sole discretion of Employer. Employee shall also be entitled to participate in such other retirement, bonus and other benefits as may be available to other employees of his or her status and rank with Employer and which shall be commensurate with his or her rank, experience and record.

     4. Expenses. Employee is authorized to incur reasonable business expenses necessary in the performance of his or her duties hereunder, including travel, meal and lodging expenses, provided such expenses have been incurred in conformity with Employer's policy prevailing from time to time for all such business expenses. Employee shall provide Employer documentary evidence in form reasonably required by Employer to confirm the propriety of such expenses and to enable Employer, to the extent possible, to deduct such expenses for federal and state income tax purposes.

     5. Termination by Employee after Occurrence of a Hostile Change in Control. Employee shall have the right to terminate his or her employment any time during the period beginning three (3) months after the occurrence of a Change in Control and ending twelve (12) months after the occurrence of such Change in Control. If Employee terminates his or her employment during such time period, Employee shall be paid an amount equal to the lesser of (i) eighteen (18) months of Employee's maximum salary in effect within twelve (12) months of termination, or (ii) the maximum amount payable under Section 280G of the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code"), without any portion of such amount being classified as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, after taking into account all other "parachute payments" within the meaning of Section 280G(b)(2) of the Code.

     6. Termination or Constructive Dismissal by Employer after Occurrence of Change in Control. Except in the case of a Termination for Cause, if any time within two (2) years after the occurrence of a Change in Control either (i) Employer terminates Employee's employment or (ii) Employee terminates his or her employment following a Constructive Dismissal by Employer, then Employee shall be paid an amount equal to the lesser of (A) thirty-six (36) months of Employee's maximum salary in effect within twelve (12) months of termination, or (B) the maximum amount payable under Section 280G of the Code, without any portion of such amount being classified as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, after taking into account all other "parachute payments" within the meaning of Section 280G(b)(2) of the Code. If Employee is entitled to payment under this subparagraph 5, Employee shall not be entitled to payment under subparagraph 6.

     7. Time of Payment. Employer shall pay any amounts due to Employee hereunder upon termination of Employee's employment.

     8. No other Severance Payments. If Employee receives a payment under either subparagraphs 5 or 6, Employee shall not be entitled to any severance payments that might otherwise be payable to Employee.

     9. Acceleration of Unvested Stock Options. Upon a Hostile Change in Control or a Change in Control as defined herein, all unvested outstanding stock options held by Employee shall be immediately exercisable.

     10. Certain Definitions. For Purposes of this agreement, the following terms have the meanings indicated:

          (a) "Acquiring Person" shall mean any person who or which, together with all Affiliates and Associates of such person, shall be the owner, beneficial or otherwise, of at least twenty percent (20%) of the shares of Common Stock of Employer then outstanding, but shall not include Employer, any subsidiary of Employer, any employee benefit plan of Employer or of any subsidiary of Employer, or any person or entity organized, appointed or established by Employer for or pursuant to the terms of any such plan.

          (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement.

          (c) "Continuing Director" shall mean (i) any member of the Board of Directors of Employer, while such person is a member of the Board, and who was a member of the Board prior to the date of this Agreement, or (ii) any person who subsequently becomes a member of the Board, while such person is a member of the Board, if such person's nomination for election or reelection to the Board is recommended or approved by a majority of the Continuing Directors.

          (d) "Constructive Dismissal by Employer" shall occur if Employer demotes Employee, reduces Employee's duties, decreases Employee's benefits or compensation, or relocates Employee to a location outside of the community where Employee is employed as of the date of the Change in Control.

          (e) "Change in Control" shall mean the occurrence of any of the events described in subparagraph (i), or (ii), or below:

               (i) The acquisition of more than fifty percent (50%) of the shares of Common Stock of Employer then outstanding by an Acquiring Person, alone or together with such person's Affiliates or Associates, including any such acquisitions pursuant to a "reorganization" within the meaning of Section 181 of the California Corporations Code; or

               (ii) The failure of a majority of the members of the Board of Directors of Employer to be Continuing Directors.

          (f) "Hostile Change in Control" shall mean the acquisition of more than twenty percent (20%) of the shares of Common Stock of Employer then outstanding by an Acquiring Person, alone or together with such person's Affiliates or Associates, including any such acquisitions pursuant to a "reorganization" within the meaning of Section 181 of the California Corporations Code, and (B) the adoption by Employer's Board of Directors of a resolution (i) disapproving the acquisition in subparagraph 10(f), or
(ii) declaring operative the provisions of this Agreement pertaining to a Hostile Change in Control.

          (g) "Termination for Cause" shall mean a termination of the Employee's employment for a willful breach of duty in the course of his or her employment, or in the case of his or her habitual neglect or continued incapacity to perform his or her duty.

     11. Effect of Employer's Merger, Transfer of Assets or Dissolution. This Agreement shall not be terminated by any merger or consolidation where Employer is not the consolidated or surviving corporation, transfer of substantially all of the assets of Employer, or voluntary or involuntary dissolution of Employer. In the event of any such merger, consolidation or transfer of assets, the surviving corporation or the transferee of Employer's assets shall be bound by the provisions of this Agreement, and Employer shall take all actions necessary to insure that such corporation or transferee is bound by the provisions of this Agreement.

     12. Arbitration. Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement, any claim hereunder, or any claim pertaining to any covenant of good faith and fair dealing or any other duty implied by law, shall on the written request of either party served on the other be submitted to arbitration, and such arbitration shall proceed and be governed by the provisions of the California Arbitration Act. Employer and Employee shall, within fourteen (14) days after such notice, each appoint one person to hear and determine the dispute, and the two appointees, within fourteen (14) days after appointment of both of them, shall jointly select a third impartial arbitrator whose decision shall be final and conclusive upon both parties. The arbitrators shall not have the power to alter, amend or modify the terms of this agreement. The decision of the arbitrators shall be final and binding. The costs of arbitration, including the reasonable attorney's fees of the prevailing party, shall be borne by the losing party. Arbitration as provided herein shall be the exclusive means to resolve any of the controversies referred to in this paragraph 8.

     13. Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mail notices shall be addressed to the parties at the address of Employer appearing above or at the address of Employee appearing beneath his or her signature below, but each party may change his or her address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mail notices shall be deemed communicated as of two days after mailing.

     14. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

     15. Agreement Supersedes Any Inconsistent Prior Agreements or Understandings. The terms of this Agreement supersede any inconsistent prior promises, policies, representations, understandings, arrangements or agreements between the parties.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                         OPTICAL COATING LABORATORY, INC.


                         By

                         EMPLOYEE:




                         Signature                     Date

                         Address:








                         Optical Coating Laboratory, Inc.
                           Change in Control Agreement